Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
Bank of Marin
916-231-6703 | YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp Announces Executive Leadership Changes

David Bloom—30 year banking veteran—appointed as Head of Commercial Banking Office; Nikki Sloan named new Head of Growth & Strategy

NOVATO, CA – August 1, 2023 – Bank of Marin Bancorp (Nasdaq: BMRC) and its wholly owned subsidiary, Bank of Marin, announce executive leadership changes including the appointment of David Bloom as Head of Commercial Banking and Nikki Sloan as the Head of Growth & Strategy, a newly created role at the Bank.

“We are excited to take advantage of the opportunity to add depth to our leadership team. This executive leadership restructuring will help propel growth in our Commercial Banking segment, while placing intentional focus on the execution of our strategic objectives to position the Bank for the future,” said Tim Myers, President and CEO. “David’s wealth of experience and industry knowledge will help take our well-established Commercial Banking division to the next level. Meanwhile,” he adds, “Nikki will play a pivotal role managing business initiatives and Bank divisions critical to achieving our strategic plan and our long-term success. Both David and Nikki’s careers embody the Bank’s values, demonstrating a dedication to disciplined fundamentals, relationship banking, and commitment to community. I am thrilled to welcome David to our team, and continue to work alongside Nikki in building a stronger Bank.”

Bloom, who joined the Bank on July 31, is responsible for the direction, vision, growth, and performance of the Bank’s Commercial Banking division, including its eight regional offices located throughout northern California and its specialty wine business. He previously served as senior managing director of business banking in northern California and the Pacific Northwest at First Republic Bank.

Sloan, who joined the Bank in 2021, will lead the Bank’s day-to-day execution of its strategic plan, including amplifying growth and enhancing capabilities in key, selected divisions. As part of these changes, she will oversee the Bank’s Wealth Management, Marketing, and Project Management functions to support this focus. Before joining Bank of Marin, Sloan served as a commercial banking leader and chief operating officer of commercial credit in San Francisco.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.1 billion, Bank of Marin has 27 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.